Exhibit 2(b)(6)

US$50,000,000

LOAN AGREEMENT

Dated as of June 15, 2011

between

GRUMA, S.A.B. de C.V.,

as Borrower,

and

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. “RABOBANK NEDERLAND,” NEW YORK BRANCH,

as Lender

LOAN AGREEMENT

This LOAN AGREEMENT is entered into as of June 15, 2011, between GRUMA, S.A.B. DE C.V., a sociedad anónima bursátil de capital variable organized under the laws of Mexico (the “Company” or the “Borrower”, indistinctly), and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. “RABOBANK NEDERLAND,” NEW YORK BRANCH, as lender (the “Lender”).

WHEREAS, the Company is primarily engaged in the business of production and sale of corn flour, packaged tortillas and related products;

WHEREAS, the Borrower has requested that the Lender extend a revolving line of credit to it in an aggregate principal or face amount not exceeding US$50,000,000.00 (fifty million Dollars 00/100) in order to repay existing Indebtedness and for general corporate purposes;

WHEREAS, the legal representatives of the Borrower hereby expressly recognizes the legal capacity and authority of the legal representatives of the Lender appearing to the execution and delivery of this Loan Agreement; and in reliance on the representations and warranties contained herein, the legal representatives of the Lender hereby expressly recognize the legal capacity and authority of the legal representatives of the Borrower appearing to the execution and delivery of this Loan Agreement, and

WHEREAS, the Lender is willing, on the terms and subject to the conditions hereinafter set forth, to make revolving loans in Dollars to the Company from time to time.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.01        Certain Defined Terms.  As used in this Agreement and in any Schedules and Exhibits to this Agreement, the following terms have the following meanings:

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” or “Loan Agreement” means this Loan Agreement, as from time to time amended, supplemented, restated or otherwise modified.

“Anti-Terrorism Laws” has the meaning specified in Section 5.19(a).

“Applicable Margin” means the margin, expressed as an interest rate per annum, to be added to the LIBO Rate which shall be as set forth below according to the Maximum Leverage Ratio of the Company and its Consolidated Subsidiaries, as of the end of the most recent Fiscal Quarter:

Maximum Leverage Ratio	Applicable Margin
Greater than or equal to 3.0	225 (two hundred and twenty five) basis points
Greater than or equal to 2.5 and less than 3.0	200 (two hundred) basis points
Greater than or equal to 2.0 and less than 2.5	175 (one hundred and seventy five) basis points
Less than 2.0	150 (one hundred and fifty) basis points

“Assignee” has the meaning specified in Section 9.08(a).

“Assignment and Acceptance” has the meaning specified in Section 9.08(a).

“Attorney Costs” means and includes all reasonable and documented fees and disbursements of any law firm or other external counsel, and, without duplication, the allocated cost of internal legal services and all reasonable and documented disbursements of internal counsel.

“Availability Period” means the period commencing on, and including, the Closing Date and ending on, but excluding, the Maturity Date.

“Board of Directors” means the board of directors of the Company.

“Borrowing” means any borrowing hereunder consisting of Loans to the Company made on the same day by the Lender under Article II.

“Borrowing Date” means any date of any Borrowing of Loans as specified in the relevant Notice of Borrowing.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York or in Mexico City, Mexico are authorized or required by law or administrative rule to close; ; provided, however, with respect only to any determination of LIBO Rate, the term “Business Day” shall also exclude any day on which banks are not open for dealings in US Dollar deposits in the London interbank market and are not open for business in London.

“Capital Adequacy Regulation” means any general guideline, request or directive of any central bank or other Governmental Authority, or any other law rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

“Capital Expenditures” means, for any period, without duplication, any expenditures of the Company and its Subsidiaries for fixed or capital assets related to the Company’s Core Business which, in accordance with IFRS, would be classified as capital expenditures.

“Cash Equivalent Investment” means, at any time:

(a)       any direct obligation of (or unconditionally guaranteed by) the United States of America or a state thereof, any OECD country or other foreign government in a jurisdiction in which the Company or any of its Subsidiaries currently has or could have operations (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States of America or a State thereof, any OECD country or other foreign government in a jurisdiction in which the Company or any of its Subsidiaries currently has or could have operations) maturing not more than one year after such time to the extent such the debt of any such government (or State thereof) is rated A-l or higher by S&P or P-l or higher by Moody’s;

(b)           commercial paper maturing not more than 270 days from the date of issue, which is issued by either:

(i)            any corporation rated A-l or higher by S&P or P-l or higher by Moody’s, or

(ii)           the Lender (or any Affiliate of the Lender); or

(c)           any certificate of deposit, time deposit or bankers acceptance, maturing not more than one year after its date of issuance, which is issued by any bank which has (x) a credit rating of A2 or higher from Moody’s or A or higher from S&P and (y) a combined capital and surplus greater than US$500,000,000.

“Closing Date” means the date on which all conditions precedent set forth in Section 4.01 are satisfied or waived by the Lender.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means the obligation of the Lender to make Loans to the Company hereunder in a principal amount at any time outstanding not to exceed US$50,000,000.00 (fifty million Dollars 00/100).

“Commitment Fee” has the meaning specified in Section 2.09(b).

“Company” has the meaning specified in the introductory clause hereto.

“Compliance Certificate” means a certificate substantially in the form of Exhibit A.

“Consolidated EBITDA” means, for any Measurement Period, for the Company and its Consolidated Subsidiaries, an amount equal to the sum, without duplication, of (a) consolidated operating income (determined in accordance with IFRS) for such Measurement Period and (b) the amount of depreciation and amortization expense deducted during such Measurement Period in determining such consolidated operating income.

“Consolidated Interest Charges” means, for any Measurement Period, for the Company and its Consolidated Subsidiaries, the sum of (a) all interest, premium payments, fees, charges and related expenses of the Company and its Consolidated Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with IFRS, and (b) the portion of rent expense of the Company and its Consolidated Subsidiaries with respect to such period under capital or financial leases that is treated as interest in accordance with IFRS.

“Consolidated Net Worth” means, at any time, all amounts which, in accordance with IFRS, would be included under shareholders’ equity on a consolidated balance sheet of the Company and its Subsidiaries.

“Consolidated Subsidiary” means, with respect to the Company, any Subsidiary or other entity the accounts of which would, under IFRS, be consolidated with those of the Company in the consolidated financial statements of the Company and, at any date with respect to any Person, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in the consolidated financial statements of such Person as of such date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Core Business” means, with respect to the Company and its Subsidiaries, the production and distribution of corn flour, the production and distribution of tortillas and other related products, the production and distribution of wheat flour and any other food related business in which the Company and its Subsidiaries are engaged in, or may engage in, from time to time, or businesses ancillary thereto or in support thereof.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, the making of a determination, or any combination thereof, would (if not cured, waived or otherwise remedied during such time) constitute an Event of Default.

“Dollars” and “US$” each means lawful money of the United States.

“Eligible Assignee” means (a)  an Affiliate of the Lender so long as such Person, upon execution of an Assignment Agreement is entitled to receive additional amounts under Section 3.01(a) in amounts not in excess of the amounts the assignor would have been entitled to receive were the assignee a Foreign Financial Institution, (b) a Foreign Financial Institution, (c) an Export Credit Agency, (d) a Mexican Financial Institution or (e) any other Person (other than a natural Person) approved by the Company in its absolute discretion; provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include the Company or any of the Company’s Subsidiaries or Affiliates.

“Environmental Laws” means all federal, national, state, provincial, departmental, municipal, local and foreign laws, including common law, statutes, rules, regulations, ordinances, normas técnicas (technical standards) and codes, together with all orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder by any Governmental Authority having jurisdiction over the Company, its Subsidiaries or their respective properties, in each case relating to environmental, health and safety, natural resources or land use matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974 as amended, and any successor statute thereto, as interpreted by the rules, and regulations thereunder, all as the same may be in effect from time to time.  References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group that includes the Company and that is treated as a single employer under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of, a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Event of Default” means any of the events or circumstances specified in Section 8.01.

“Executive Order” has the meaning specified in Section 5.19(a) (Anti-Terrorism Laws).

“Export Credit Agency” means an official non-Mexican Financial Institution for the promotion of exports duly registered in Book I (Libro I) Section 5 (Sección 5) of the Foreign Banks, Financial Entities, Pension and Retirement Funds and Investment Funds Registry (Registro de Bancos, Entidades de Financiamiento, Fondos de Pensiones y Jubilaciones y Fondos de Inversión del Extranjero) of the Ministry of Finance for purposes of Rule II.3.9.1 of the Resolución Miscelanea Fiscal for the year 2010 and Article 196-II of the Mexican Income Tax Law (or any successor provision).

“Financing Documents” means this Agreement, the Notes, each Notice of Borrowing, any Assignment and Acceptance, and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto, in each case as such Financing Document may be amended, supplemented or otherwise amended from time to time.

“Fiscal Quarter” means a period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31 of each year.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31 of each year.

“Foreign Financial Institution” means a bank or financial institution (i) registered in Book I (Libro I), Section 1 (Sección 1) or Section 2 (Sección 2) of the Foreign Banks, Financial Entities, Pension and Retirement Funds and Investment Funds Registry (Registro de Bancos, Entidades de Financiamiento, Fondos de Pensiones y Jubilaciones y Fondos de Inversión del Extranjero) maintained by the Ministry of Finance for purposes of Rule II.3.9.1 of the Resolución Miscelánea Fiscal for the year 2010 and Article 195-I of the Ley del Impuesto Sobre la Renta (or any successor provisions thereof), (ii) which is a resident (or, if such entity is lending through a branch or agency, the principal office of which is a resident) for tax purposes in a jurisdiction with which Mexico has entered into a treaty for the avoidance of double-taxation which is in effect, and (iii) which is the effective beneficiary (beneficiario efectivo) of any interest paid hereunder.

“Funding Losses” has the meaning specified in Section 3.05 (Funding Losses).

“GAAP” means generally accepted accounting principles set forth as “generally accepted” in the applicable jurisdiction, issued by and consistent with the opinions and pronouncements of the applicable accounting board or agency or similar institution in such jurisdiction or such other principles as may be approved by a significant segment of the accounting profession in such jurisdiction, consistently applied during a relevant period.

“Gimsa” means Grupo Industrial Maseca, S.A.B. de C.V.

“Governmental Authority” means, with respect to any Person, any nation or government, any state, province or other political or administrative subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity or branch of power exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity exercising such functions and owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing having jurisdiction over such Person.

“Guaranty Obligation” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guarantying or having the economic effect of guarantying any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including an aval and any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligees in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligees against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person; provided that the term “Guaranty Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantying Person in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Policy” means the policy of the Company and its Subsidiaries with respect to Hedging Transactions, a current copy of which is attached as Exhibit B, as amended from time to time with the approval of the Board of Directors of the Company (or of a committee duly delegated by such Board of Directors comprised of two or more members thereof).

“Hedging Transaction” means (a) any and all derivative transactions, rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, swaptions, forward purchase transactions, future transactions or any other similar transactions or option or any other transactions involving or settled by reference to one or more rates, currencies, commodities, equity or debt instruments or securities or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“IFRS” means the International Financial Reporting Standards, as adopted by the International Accounting Standards Board.

“IMSS” means the Instituto Mexicano del Seguro Social of Mexico.

“Indebtedness” of any Person means at any date, without duplication:

(a)           any obligation of such Person in respect of borrowed money and any obligation of such Person evidenced by bonds, notes, debentures or similar instruments;

(b)           any obligation of such Person in respect of a lease or hire purchase contract which would, under IFRS (or, in the case of Persons organized under laws of any state of the United States, U.S. GAAP therein), be treated as a financial or capital lease;

(c)           any indebtedness of others secured by a Lien on any asset of such Person, whether or not such indebtedness is assumed by such Person;

(d)           any obligations of such Person to pay the deferred purchase price of fixed assets or services if such deferral extends for a period in excess of 60 days; and

(e)           with respect to the Company, all Guaranty Obligations of the Company in respect of obligations of third parties unrelated to the Company’s existing Core Business as of the date hereof;

provided, however, that the following liabilities shall be explicitly excluded from the definition of the term “Indebtedness”:

(i)            trade accounts payable, including any obligations in respect of letters of credit that have been issued in support of trade accounts payable;

(ii)           expenses that accrue and become payable in the ordinary course of business;

(iii)          customer advance payments and customer deposits received in the ordinary course of business; and

(iv)          obligations for ad valorem taxes, value added taxes, or any other taxes or governmental charges.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnitees” has the meaning set forth in Section 10.05.

“INFONAVIT” means Instituto Nacional del Fondo de la Vivienda para los Trabajadores of Mexico.

“Interest Coverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Charges, in each case determined for the relevant Measurement Period.

“Interest Payment Date” means, with respect to each Loan, the last day of the Interest Period applicable to such Loan; provided that if any Interest Period exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates.

“Interest Period” means, as to each Loan, the period commencing on the date of such Loan (including extensions or renewals) and ending on the date one, two, three or six months thereafter, as selected by the Company in its Notice of Borrowing; provided, however, that:

(a)           if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month in which such Interest Period is to end) shall end on the last Business Day of the calendar month in which such Interest Period is to end; and

(c)           no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a debt, loan, advance or capital contribution to, guaranty or debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or a substantial portion of the business or Property or other beneficial ownership of any other Person or the assets of another person that constitute a business unit or division.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Lender” means Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland” acting through its New York State licensed New York Branch and its successors and assigns.

“Lending Office” means, as to the Lender, the office or offices of such Lender notified as its “Lending Office” to the Company, or such other office or offices as such Lender may from time to time notify the Company.

“LIBO Rate” means, with respect to any Loan and for any Interest Period, the rate appearing on Bloomberg L.P. Page B BAM1 (Official BBA US Dollars Libor Fixings) (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period and in an amount equal or comparable to such Loan or to the applicable amount owed hereunder, as applicable, provided that any determination of LIBO Rate during a Default hereunder or under any Financing Document shall be made daily, based on the overnight offered rate appearing on Bloomberg L.P. Page B BAM1 on each such date.

“Lien” means with respect to any Property, any security interest, mortgage, deed of trust, fideicomiso, pledge, usufruct, fiduciary transfer, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement (including a securitization) of any kind or nature whatsoever in respect of any Property that has the practical effect of creating a security interest.

“Loan” has the meaning attributed to such term in Section 2.01 hereof.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, liabilities (actual or contingent), properties or condition (financial or otherwise) or operating results of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Company to perform its obligations under any Financing Document; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company of any Financing Document; or (d) a material adverse change in any of the rights and remedies of the Lender under the Financing Documents.

“Material Subsidiary” means, at any time, any Subsidiary of the Company that meets any of the following conditions:

(a)           the Company’s and its Subsidiaries’ investments in or advances to such Subsidiary exceed 10% of the total assets of the Company and its Consolidated Subsidiaries as of the end of the Company’s most recently completed Fiscal Year; or

(b)           the Company’s and its Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of such Subsidiary exceeds 10% of the total assets of the Company and its Consolidated Subsidiaries as of the end of the Company’s most recently completed Fiscal Year; or

(c)           the Company’s and its Subsidiaries’ equity in the earnings before income tax and employee statutory profit sharing of such Subsidiary exceeds 10% of such earnings of the Company and its Consolidated Subsidiaries as of the end of the Company’s most recently completed Fiscal Year, all as calculated by reference to the then latest audited financial statements (or consolidated financial statements, as the case may be) of such Subsidiary and the then latest audited consolidated financial statements of the Company and its Subsidiaries;

provided that, notwithstanding the foregoing, the Venezuelan Subsidiaries shall not be considered Material Subsidiaries.

“Maturity Date” means the fifth anniversary of the Closing Date, or if such day is not a Business Day, the next succeeding Business Day.

“Maximum Leverage Ratio” means, as of the end of the most recently completed Fiscal Quarter, the ratio of (a) Total Funded Debt of the Company and its Consolidated Subsidiaries as of the last day of such Fiscal Quarter to (b) Consolidated EBITDA of the Company and its Consolidated Subsidiaries determined for the relevant Measurement Period.

“Measurement Period” means any period of four (4) consecutive Fiscal Quarters of the Company, ending with the most recently completed Fiscal Quarter, taken as one accounting period.

“Mexican Financial Institution” means a banking institution (institución de crédito) organized under and existing pursuant to and in accordance with the laws of Mexico and duly authorized to conduct banking activities in Mexico by the Mexican Ministry of Finance.

“Mexican GAAP” means accounting principles and practices generally accepted in Mexico.

“Mexico” means the United Mexican States.

“Ministry of Finance” means the Ministry of Finance and Public Credit (Secretaria de Hacienda y Credito Publico) and/or any of its agencies including, without limitation, the Servicio de Administración Tributaria of Mexico.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding three calendar years, has made or been obligated to make contributions.

“Negotiation Period” has the meaning set forth in Section 3.03 hereof.

“Note” means a promissory note of the Company payable to the Lender, in the form of Exhibit C (as such promissory note may be replaced from time to time) evidencing the Indebtedness of the Company to the Lender resulting from each Loan made by the Lender hereunder.

“Notice of Borrowing” means a notice in substantially the form of Exhibit D.

“Obligations” means all advances, debts, liabilities, obligations, covenants and duties arising under any Financing Document owing by the Company to the Lender, or any indemnified person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

“OECD” means the Organization for Economic Cooperation and Development.

“OFAC” has the meaning specified in Section 5.19(b)(v).

“Other Currency” has the meaning set forth in Section 9.17(b).

“Other Taxes” means, with respect to any Person, any present or future stamp, court or documentary taxes or any other excise or property taxes, or charges, imposts,

duties, fees or similar levies which arise from any payment made hereunder or any other Financing Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Financing Document and which are actually imposed, levied, collected or withheld by any Governmental Authority.

“Patriot Act” has the meaning specified in Section 5.19(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Permitted Hedging Transaction” means any Hedging Transaction that;

(i)            is not for speculative purposes and was not entered into and is not being maintained with the aim of obtaining profits based on changing market values; and

(ii)           is based on or associated with the underlying value of a product, instrument, security, commodity, interest rate, currency, index or measure of risk or value that is used by the Company or any of its Subsidiaries in the ordinary course of business; and

(iii)          is in compliance with the Hedging Policy.

“Person” means any natural person, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or any ERISA Affiliate.

“Process Agent” has the meaning specified in Section 9.14(d).

“Principal Payment Date” means, with respect to any particular Loan, the last day of the Interest Period applicable to the same.

“Property” means any asset, revenue or any other property, whether tangible or intangible, including any right to receive income.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or order, decree or other determination of an arbitrator or a court or other Governmental Authority, including any Environmental Law, in each case applicable to or binding upon such Person or any of its property or to which the Person or any of its property is subject.

“Responsible Officer” means the chief executive officer or the president of the Company, or the general manager or any other officer having substantially the same authority and responsibility or the chief financial officer or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.

“Restricted Payment” means with respect to any Person:

(a)           any dividend or other distribution (whether in cash, securities or other Property) with respect to any shares of capital stock of the Company or any Subsidiary; and

(b)           any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock, or of any option, warrant or other right to acquire any such shares of capital stock, partnership interest or other interest in, such Person.

“S&P” means Standard & Poor’s Ratings Service, presently a division of The McGraw-Hill Companies, Inc. and its successors.

“SAR” means the Sistema de Ahorro para el Retiro of Mexico.

“Subsidiary” of a Person means any corporation, partnership, joint venture, limited liability company, trust, estate or other entity of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Company.

“Substitute Lender” means (A) a commercial bank (i) registered with the Ministry of Finance for purposes of Article 195 of the Mexican Income Tax Law and (ii) resident (or the principal office of which is a resident, if lending through a branch or agency) for tax purposes in a jurisdiction (or a branch or agency of a financial institution that is a resident of a jurisdiction) that is party to an income tax treaty with Mexico that is in effect on the date of substitution, acceptable to the Company, which consent will not be unreasonably withheld that assumes the Commitment of the Lender, or is an assignee of a Loan of the Lender, pursuant to the terms of this Agreement or (B) a multiple banking institution (institución de banca múltiple) that is organized as a sociedad anónima under Mexican law and is authorized to engage in the business of banking by the Ministry of Finance.

“Taxes” means any and all present or future taxes, duties, levies, assessments, imposts, deductions, withholdings or similar charges, and all liabilities with respect thereto, including any related interest or penalties, imposed by Mexico or any political subdivision or taxing authority thereof or therein or by any jurisdiction from which the Company shall make any payment hereunder or under the Notes, excluding, however, with respect to the Lender, or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by jurisdiction under the laws of which such recipient is organized or in which its principal office or its Lending Office is located, and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Company is located.

“Total Funded Debt” means, at any time, on a consolidated basis and without duplication, the outstanding principal balance of all Indebtedness for borrowed money of the Company and its Consolidated Subsidiaries and guaranties by the Company of obligations of third parties unrelated to the Company’s Core Business.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “US” each means the United States of America.

“Venezuelan Subsidiaries” means (i) each of Derivados de Maiz Seleccionado. S.A. and Molinos Nacionales, C.A., together with their respective direct and indirect Subsidiaries, and (ii) any Subsidiary of the Company that is organized after the date of this Agreement if such new Subsidiary is organized under the laws of Venezuela.

“Withdrawal Liability” has the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

1.02        Other Interpretive Provisions.

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, paragraph, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)           The terms “including” and “include” are not limiting and mean “including without limitation” and “include without limitation”.

(d)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from but excluding”; the words “to” and “until” each means “to and including”, and the word “through” means “to and including”.

(e)           The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement

1.03        Accounting Principles.

(a)           Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with IFRS, consistently applied.

(b)           References herein to “Fiscal Year” and “Fiscal Quarter” refer to such fiscal periods of the Company.

ARTICLE II
THE COMMITMENT

2.01        Commitment to Make the Loans.

The Lender agrees, on the terms and subject to the conditions hereinafter set forth, to make revolving loans in Dollars (each such loan, a “Loan”) to the Company from time to time, on any Business Day during the Availability Period, in an aggregate principal amount not to exceed at any time outstanding the Commitment for the purposes hereinafter set forth.  Within the limits of the Commitment, and subject to the other terms and conditions hereof, the Loans may be repaid, prepaid and reborrowed in accordance with the provisions hereof.

2.02        Promise to Pay; Evidence of Indebtedness.

The Borrower hereby unconditionally promises to repay the full principal amount of each Borrowing and interest thereon, on its applicable Principal Payment Date and Interest Payment Date, respectively, stated in the relevant Note executed and delivered in connection therewith, or such earlier date on which the Loans have been declared due and payable in accordance with the terms hereof.  In any event, all Borrowings outstanding shall be due and payable on the Maturity Date.

Each Borrowing shall be evidenced by a Note of the Borrower substantially in the form of Exhibit C hereof, dated the date of such Borrowing, payable to the Lender in an amount equal to the principal amount of such Borrowing.

It is the intent of the Company and the Lender that the Notes qualify as pagarés under Mexican law.  The execution and delivery by the Borrower of the Notes shall not limit, reduce or otherwise affect the obligations of the Borrower under this Loan Agreement, and the rights and claims of the Lender under the Notes shall not replace or supersede the rights and claims of the Lender hereunder.  To the extent of any inconsistencies between the terms of any Note and this Agreement, this Agreement shall prevail.

Upon payment in full of the Loans, the Lender agrees to promptly deliver to the Company customary documentation, including any payoff letters, evidencing such payment by the Company.

2.03        Procedure for Borrowing.

Each Borrowing shall be in an aggregate amount equal to at least US$5,000,000.00 (five million Dollars), or in integral multiples of US$1,000,000.00 (one million Dollars) in addition to such amount.

To request a Borrowing, the Borrower shall notify the Lender of such request in writing not later than 11:00 a.m., New York City time, 3 (three) Business Days before the date of the proposed Borrowing.  Each such written Borrowing Request shall specify the following information in compliance with this Section 2.03:

(i)            the aggregate amount of the requested Borrowing;

(ii)           the Borrowing Date, which shall be a Business Day within the Availability Period;

(iii)          the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04 if applicable; and

(iv)          the Interest Period and Principal Payment Date applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.

If no Interest Period is specified with respect to any requested Borrowing, then the Borrower shall be deemed to have selected an Interest Period of 1 (one) month duration.

2.04        Continuation.

To the extent that no Default or Event of Default has occurred, during the Availability Period, the Borrower may request the Lender to extend the Principal Payment Date of a given Borrowing, provided the following conditions are met:

(a)           the new maturity date of such Borrowing shall be the numerically corresponding day in the calendar month that is 1 (one), 2 (two), 3 (three) or 6 (six) months after the previous Principal Payment Date, as elected by the Borrower in the corresponding Borrowing Request;

(b)           the Borrower shall notify the Lender of such request in writing no later than 11:00 a.m., New York City time, 3 (three) Business Days before the date of the proposed extension, through a Borrowing Request;

(c)           the Borrower shall pay interest accrued on the principal amount of the Borrowing so extended, at its original Interest Payment Date;

(d)           the Borrower shall exchange the corresponding Note with a new Note stating the new Principal Payment Date and Interest Payment Date; and

(e)           the Borrowing extension shall take place precisely on the original Principal Payment Date therefor.

2.05        Prepayments.

Subject to Section 3.05, the Company may, at any time or from time to time, upon not less than three Business Days’ irrevocable notice to the Lender, voluntarily prepay the Loans in whole or in part, in minimum principal amounts of US$5,000,000 or any multiple of US$1,000,000 in excess thereof.  Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid, the Borrowing to which such prepayment is to be applied. All prepayments shall be accompanied by accrued interest and Funding Losses, if applicable.

Any prepayment hereunder will be applied first, against costs, losses, expenses and indemnities due hereunder, if any, then against fees due, if any, then against default interest, if any, then against ordinary interest due on the Loan, and thereafter in the event of a prepayment the Borrowing selected by the Borrower in its written notification provided for hereinabove or, in its absence, against the principal amount on the oldest Loans.

In the event that any prepayment of a Loan is made in a day which is not an Interest Payment Date of said Loan, the Borrower shall reimburse the Lender for Funding Losses, if any.

2.06        Termination or Reduction of Commitment.

The Company may, upon three Business Days’ irrevocable notice to the Lender, terminate the Commitment or, from time to time permanently reduce the Commitment then in effect; provided that any partial reduction of the Commitment (i) shall be in a minimum aggregate amount of US$5,000,000 or an integral multiple of US$1,000,000 in excess thereof and (ii) the Company shall not so terminate or reduce the Commitment if, after giving effect to such termination or reduction, the aggregate principal amount of the Loans then outstanding would exceed the Commitment.

Likewise, the Commitment of the Lender shall terminate at 3.00 p.m., New York City time, on the Maturity Date.

2.07        Repayment of the Loans.

The Borrower hereby unconditionally promises to repay the full principal amount of each Borrowing, on the Principal Payment Date stated in the Note executed and delivered in connection therewith, or such earlier date on which the Loans have been declared due and payable in accordance with the terms hereof.  In any event, all Borrowings then outstanding shall become due and payable on the Maturity Date.

2.08        Interest.

(a)           The Borrower agrees to pay to the Lender, interest on the principal amount of each Loan at an annual rate equal to the LIBO Rate plus the Applicable Margin.

(b)           Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment at a rate per annum equal to 200 (two hundred) basis points plus the Applicable Margin plus the LIBO Rate.

(c)            Ordinary interest on the Loans shall accrue from the date of the disbursement of its applicable Borrowing.  Accrued interest on the Loans shall be payable in arrears on the Interest Payment Date applicable to such Loan provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

2.09        Fees.

(a)           On the execution date hereof, the Company shall pay to the Lender, a structuring fee equal to US$375,000.00 (three hundred and seventy five thousand Dollars 00/100).

(b)           The Company agrees to pay to Lender a commitment fee (the “Commitment Fee”) on the average daily unused portion of the Commitment at a rate per annum equal to 40% (forty percent) of the Applicable Margin in effect on each date the Commitment Fee is payable.

(c)           The Commitment Fee shall accrue from, but excluding, the Closing Date to, and including, the date such Commitment terminates and shall be payable quarterly in arrears on the last day of each calendar quarter and on the effective date of any expiration, termination or reduction of the Commitment commencing on the first such date to occur after the date hereof.

(d)           All fees payable hereunder shall be paid on the dates due, in immediately available funds. Fees paid shall not be refundable under any circumstances, except for manifest error.

2.10        Computation of Interest and Fees.

(a)           Computations of interest and fees which are computed on a per annum basis shall be calculated on the basis of a year of 360 days and the actual number of days elapsed (excluding the first day and including the last day).

(b)           Each determination of LIBO Rate by the Lender shall be conclusive and binding on the Company in the absence of manifest error.

2.11        Payments by the Company.

The Company shall make each payment required to be made by it hereunder (whether of principal, interest or fees or otherwise) or under any other Financing Document (except to the extent otherwise provided therein) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim except as otherwise provided for in Section 3.01.  Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Lender at its offices at 245 Park Avenue, New York, New York, except as otherwise expressly provided in the relevant Financing Document or by crediting the Lender’s account held at JP Morgan Chase, N.A., in New York, ABA number 021000021, SWIFT address CHASUS33, account number 400-212307, for the account of Rabobank International, New York Branch, or such other account specified in writing by the Lender to the Borrower. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such payment date into another calendar month, in which event such payment date shall be the next preceding Business Day.  All payments hereunder or under any other Financing Document (except to the extent otherwise provided therein) shall be made in Dollars.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes.

(a)           Any and all payments by the Company to or for the account of the Lender pursuant to this Agreement and any other Financing Document shall be made free and clear of, and without deduction or withholding for, any Taxes.  In addition, the Company shall pay all Other Taxes.

(b)           If the Company shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder or under any other Financing Document to the Lender, then:

(i)            the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 3.01), the Lender receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

(ii)           the Company shall make such deductions and withholdings;

(iii)          the Company shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(iv)          in the event of an increase, after the date of this Agreement, in the Mexican withholding tax rate to a rate in excess of the rate applicable to the Lender hereto on the date hereof, the Company shall also pay to the Lender, at the time interest is paid, all additional amounts that the Lender specifies as necessary to preserve the after-tax yield the Lender would have received if such Taxes or Other Taxes had not been imposed;

provided, however, that the Company shall not be required in any circumstance to increase any such amounts payable to the Lender with respect to withholding tax in excess of the rate applicable to a Person that is a Foreign Financial Institution, including during the occurrence and continuance of a Default or an Event of Default.

(c)           Subject to the proviso contained in the last paragraph of Section 3.01(b) above, the Company agrees to indemnify and hold harmless the Lender for the full amount of (i) Taxes and (ii) Other Taxes (including deductions and withholdings applicable to additional sums payable under this Section 3.01) in the amount that the Lender specifies as necessary to preserve the after-tax yield the Lender would have received if such Taxes or Other Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this paragraph (c) indemnification shall be made within 30 days after the date the Lender makes written demand therefor.

(d)           Within 30 days after the date of any payment by the Company of Taxes or Other Taxes, the Company shall furnish to the Lender the original or a certified copy of a receipt, or other evidence satisfactory to the Lender, evidencing payment thereof.

(e)           The Lender shall, from time to time at the reasonable request of the Company, promptly furnish to the Company, such forms, documents or other information (which shall be accurate and complete) as may be reasonably required to establish any available exemption from, or reduction in the amount of, applicable Taxes; provided, however, that the Lender shall not be obliged to (i) disclose information regarding its tax affairs or computations to the Company in connection with this paragraph (e) or any other information that is protected by bank secrecy provisions or (ii) furnish any such form, document or other information if doing so would materially prejudice its legal or commercial position.  The Company shall be entitled to rely on the accuracy of any such forms, documents or other information furnished to it by any Person and shall have no obligation to make any additional payment or indemnify any Person for any Taxes, in excess of applicable Taxes payable to a Foreign Financial Institution, interest or penalties that would not have became payable by such Person had such documentation been accurate or delivered.

(f)            Should the Lender become subject to Taxes and not be entitled to indemnification under Section 3.01(c) or Section 9.05 with respect to Taxes imposed by the relevant Governmental Authority, the Company shall take such steps as the Lender shall reasonably request at the expense of the Lender to assist the Lender to recover such Taxes.

3.02         Illegality.

(a)           If the Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable Lending Office to make, maintain or fund the Commitment or any Loan contemplated by this Loan Agreement, or materially restricts the authority of the Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, or to determine or charge interest rates based upon LIBO Rate, then, on and by written notice thereof by the Lender to the Company:

(i)            any obligation of the Lender to make or continue Loans, shall be suspended until the circumstances giving rise to such determination no longer exist;

(ii)           the Lender may declare that such Loans will not thereafter (for the duration of such unlawfulness or impossibility) be made by the Lender hereunder, unless such declaration shall be subsequently withdrawn;

(iii)          as the date on which the notified event would become effective the Borrower shall prepay the outstanding Loans and accrued interest thereon in accordance with this Agreement; provided, however, the Company has the right to find a lender to purchase the Lender’s rights and obligations.

(b)           For purposes of this Section 3.02, a notice to the Company by the Lender shall be effective as to each identified Loan, if lawful, on the last day of the Interest Period currently applicable to such Loan; in all other cases such notice shall be effective on the date of receipt by the Company.

3.03         Inability to Determine Rates.A.         The Lender shall notify the Borrower promptly, if it is unable to determine LIBO Rate; and (ii) at least three (3) Business Days before the start of an Interest Period, if the LIBO Rate would not accurately reflect the cost to the Lender of funding the Loan (or any part of it) during the relevant Interest Period in the London interbank market at or about the time of the date for determination of LIBO Rate for the relevant Interest Period; or if for any reason the Lender is unable to obtain Dollars in the London interbank market in order to fund all or any part of any Loans during any Interest Period.

B.            If the Lender’s notice under 3.03 A. above is served before a Loan is made, then while the circumstances referred to in such Lender’s notice continue, the Lender shall refrain from making the Loan available while such circumstances are continuing.

C.            If the Lender’s notice under 3.03 A. above is served after a Loan has been made and is still outstanding, the Borrower and the Lender shall use reasonable endeavors to agree, within 30 days after the date on which the Lender serves its notice under 3.03 A. above (the “Negotiation Period”), an alternative base rate or (as the case may be) an alternative basis for the Lender to fund or continue to fund such Loan during the Interest Period concerned.

D.            Any alternative base rate or interest rate which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

E.             If an alternative base rate or interest rate is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Lender, acting in good faith, shall set an interest period and base rate representing the cost of funding of the Lender in Dollars or in any available currency of the Loan plus the Applicable Margin; and the procedure provided for by this paragraph E. shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Lender.

F.             If the Borrower does not agree with the alternative base rate set by the Lender under E. above, the Borrower may give the Lender not less than 10 (ten) Business Days’ notice of its intention to prepay the Loan at the end of the interest period set by the Lender in any other date with no penalty, commissions or fees; in which case the provisions of Section 2.05 shall apply to the relevant prepayment.

3.04         Increased Costs and Reduction of Return.

(a)           If the Lender reasonably determines that, due to either (i) the introduction of, or any change in, or any change in the interpretation or application of, any Requirement of Law or (ii) the compliance by the Lender with any guideline, directive or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to the Lender of agreeing to make or making, funding or maintaining its Loans to the Company or to reduce any amount receivable hereunder (in either case other than payment on account of taxes), then the Company shall be liable for, and shall, from time to time, upon demand from the Lender, promptly pay to the Lender, additional amounts as are sufficient to compensate the Lender for such increased costs or reduced amount receivable.

(b)           If the Lender reasonably determines that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Lender (or its Lending Office) with any Capital Adequacy Regulation affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and determines that the amount of such capital is increased as a consequence of its Commitment, Loans or obligations under this Agreement, then, upon demand of the Lender to the Company, the Company shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender for such increase.

(c)           Notwithstanding anything to the contrary herein, it is understood and agreed that the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173), all requests, rules, guidelines and directives relating thereto, all interpretations and applications thereof and any compliance by the Lender with any request or directive relating thereto, shall, for the purposes of this Agreement, be deemed to be adopted subsequent to the date hereof.

3.05         Funding Losses.  The Company shall reimburse the Lender and hold the Lender harmless from (in each case by prompt payment of any relevant amounts to the Lender) any loss or expense that the Lender may sustain or incur, including but not limited to, any loss incurred in obtaining, liquidating or redeploying deposits bearing interest by reference to LIBO Rate from third parties (“Funding Losses”) as a consequence of:

(a)           the failure of the Company to make on a timely basis any payment of principal of any Loan;

(b)           the failure of the Company to borrow or continue a Loan after the Company has given (or is deemed to have given) a Notice of Borrowing;

(c)           the failure of the Company to make any prepayment in accordance with any notice delivered under Section 2.05; or

(d)           the prepayment (including pursuant to Section 2.05) or other payment (including after acceleration thereof) of any Loan on a day that is not the Interest Payment Date applicable to such Loan; including any such loss or expense arising from the liquidation or reemployment of funds obtained by the Lender to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Company shall also pay any customary and reasonable administrative fees charged by the Lender in connection with the foregoing.

3.06         Reserves on Loans.  The Company shall pay to the Lender, as long as the Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of the Loans equal to the actual costs of such reserves allocated to such Loans by the Lender (as determined by the Lender in good faith, which determination shall be conclusive, absent manifest error), payable on each date on which interest is payable on such Loans, provided the Company shall have received at least 15 days’ prior written notice of such additional interest from the Lender. If the Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be payable 15 days from receipt of such notice.

3.07         Certificate of Lender.

(a)           Any certificate of the Lender containing a claim for reimbursement or compensation under this Article III shall be delivered to the Company setting forth in reasonable detail the amount payable to the Lender hereunder and the reasons for such claim and such certificate shall be conclusive and binding on the Company in the absence of manifest error.

(b)           The Lender agrees to notify the Company of any claim for reimbursement pursuant to Section 3.04 or 3.06 not later than 60 days after any officer of the Lender responsible for the administration of this Agreement receives actual knowledge of the event giving rise to such claim. If the Lender fails so to give notice, the Company shall only be required to reimburse or compensate the Lender, retroactively, for claims pertaining to the period of 60 days immediately preceding the date the claim was made.

3.08         Change of Lending Office.  The Lender agrees that, upon the occurrence of any event giving rise to an obligation of the Company under Section 3.01, Section 3.02, Section 3.04 or Section 3.06 with respect to the Lender, it will, if requested by the Company, use reasonable efforts (subject to overall policy considerations of the Lender) to designate another Lending Office for any Loans affected by such event or take other action; provided that the Lender and its Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the obligation under any such section.  Nothing in this section shall affect or postpone any of the Obligations of the Company or the right of the Lender provided in Section 3.01, Section 3.02, Section 3.04 or Section 3.06.

3.09         Substitution of Lender.  Upon the receipt by the Company from the Lender of a claim for compensation under Section 3.01 (including, in particular, Section 3.01(b)(iv)), 3.02, Section 3.04 or Section 3.06, or giving rise to the operation of Section 3.02, the Company may, at its option, (i) request the Lender to use its best efforts to seek a Substitute Lender willing to assume the Commitment and Loans or (ii) replace the Lender with a Substitute Lender or Substitute Lenders that shall succeed to the rights and obligations of the Lender under this Agreement upon execution of an Assignment and Acceptance; provided, however, that the Lender shall not be replaced or removed hereunder until the Lender has been repaid in full all amounts owed to it pursuant to this Agreement and the other Financing Documents (including Sections 2.09, 3.01, 3.04 and 3.06) unless any such amount is being contested by the Company in good faith.

3.10         Survival.  The agreements and obligations of the Company in this Article III shall survive the payment of all other Obligations.

ARTICLE IV
CONDITIONS PRECEDENT

4.01         Conditions to Effectiveness.  The obligations of the Lender hereunder are subject to the satisfaction of each of the following conditions precedent and the Lender shall have received on or before the Closing Date evidence thereof, in form and substance satisfactory to the Lender:

(a)           Loan Agreement.  This Agreement shall have been duly executed by each of the parties hereto;

(b)           Organizational Documents.  The Lender shall have received copies, certified by a notary public as to authenticity and by an officer of the Company as to effectiveness, of each of the (i) acta constitutiva and (ii) the estatutos sociales of the Company as in effect on the Closing Date;

(c)           Resolutions; Incumbency.

(i)            The Lender shall have received copies of all applicable powers-of-attorney (poderes) designating the Persons authorized to execute this Agreement and the other Financing Documents on behalf of the Company, certified by a Mexican notary public and by the Secretary or an Assistant Secretary of the Board of Directors of the Company;

(ii)           The Lender shall have received a certificate in the form of Exhibit E of the Secretary or Assistant Secretary of the Board of Directors of the Company (1) certifying the names and true signatures of the officers of the Company authorized to execute, deliver and perform, as applicable, this Agreement and all other Financing Documents to be delivered by it hereunder; and (2) attaching copies of all documents evidencing all necessary corporate action and governmental approvals, if any, with respect to the authorization for the execution, delivery and performance of each such Financing Document and the transactions contemplated hereby and thereby; and

(iii)          Such certificates shall state that the resolutions or other information referred to in such certificates have not been amended, modified, revoked or rescinded as of the date of such certificates;

(d)           Governmental Authorizations. All approvals, authorizations or consents of, or notices to, or registrations with, any Governmental Authority (including exchange control approvals) or third parties, if any, required in connection with the execution, deliver and performance by the Company of this Agreement shall have been obtained and are in full force and effect.  The Lender shall have received evidence satisfactory to it of such approvals and their effectiveness and if no such approvals, authorizations, consents, notices or registrations are necessary, a certificate executed by an authorized officer of the Company, shall be delivered to the Lender so stating;

(e)           Change in Condition.  There shall have occurred no circumstance and/or event of a financial, political or economic nature in Mexico or in the international financial, banking or capital markets that has a reasonable likelihood having a Material Adverse Effect on the Company and its Subsidiaries;

(f)            Process Agent.  The acceptance by the Process Agent of an irrevocable appointment to act as agent for service of process for the Company in connection with any proceeding relating to the Financing Documents brought in New York together with a copy certified by a Mexican notary public of the irrevocable power of attorney granted by the Company in favor of the Process Agent;

(g)           Legal Opinions.  (i) A favorable opinion of Salvador Vargas, Esq., General Counsel of the Company; substantially in the form of Exhibit F, and (ii) a favorable opinion of Gallásetgui y Lozano, S.C., special Mexican counsel to the Lender;

(h)           Payment of Fees.  The Company shall have paid, and the Lender shall have received satisfactory evidence thereof, (i) all fees and expenses then due and payable to the Lender on or prior to the Closing Date, and (ii) all reasonable costs and expenses to the extent due and payable to the Lender on the Closing Date, together with Attorney Costs for the preparation and execution of this Agreement of the Lender to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Lender), and (iii) any other amounts then due and payable under the Loans

(i)            Closing Conditions.  Each of the conditions contained in Section 4.02 shall have been satisfied;

(j)            Certificate.   The Lender shall have received a certificate signed by a Responsible Officer of the Company, dated as of the Closing Date, stating that:

(i)            the representations and warranties contained in Article V are true and correct on and as of such date, as though made on and as of such date;

(ii)           no Default or Event of Default has occurred and is continuing; and

(iii)          there has occurred since December 31, 2010, (A) no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (B) no event or circumstance of a financial, political or economic nature in Mexico which has had or could reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or any other Financing Document;

(k)           Other Documents.  The Lender shall have received such other certificates, powers of attorney, approvals, opinions, documents or materials as the Lender may reasonably request.

Notwithstanding the foregoing, the Lender shall not consider making Loans hereunder unless each of the foregoing conditions are satisfied (or waived pursuant to Section 9.03) on or prior to 3:00 p.m., New York City time, on the date that is 60 (sixty) calendar days following the execution date hereof and in the event such conditions are not so satisfied or waived, this Agreement shall terminate at such time (except for such provisions that shall survive its termination).

4.02         Conditions to All Borrowings.  The obligation of the Lender to make any Loan (including the initial Loan) is subject to the satisfaction of each of the following conditions on each Borrowing Date:

(a)           Notice of Borrowing.  The Lender shall have received a Notice of Borrowing from the Company;

(b)           Note.  As evidence of the relevant Borrowing, the Lender shall have received a Note duly executed by the Company;

(c)           Representations and Warranties.  The representations and warranties of the Company contained in this Agreement or in any other Financing Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of such Borrowing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in paragraphs (a) and (b) of Section 5.06 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) respectively, of Section 6.01;

(d)           No Material Adverse Effect.  There has occurred since December 31, 2010, no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect; and

(e)           No Existing Default.  No Default or Event of Default shall have occurred and be continuing either prior to or after giving effect to the Borrowings contemplated to be made on such Borrowing Date.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Lender as of the Closing Date and as of each Borrowing Date that:

5.01         Corporate Existence and Power.  The Company is a sociedad anonima bursátil de capital variable duly organized and validly existing under the laws of Mexico; and the Company and each of its Subsidiaries:

(a)           is duly organized and validly existing under the laws of its corresponding jurisdiction;

(b)           has all requisite corporate power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) conduct its business and to own its Properties except to the extent that the failure to obtain any such governmental license, authorization, consent or approval could not reasonably be expected to have a Material Adverse Effect and (ii) (with respect to the Company only) to execute, deliver and perform all of its obligations under this Agreement and the Notes; and

(c)           is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

5.02         Corporate Authorization; No Contravention.  The execution and delivery of, and performance by the Company under this Agreement and each other Financing Document have been duly authorized by all necessary corporate action, and do not and will not:

(a)           contravene the terms of the Company’s acta constitutiva or estatutos sociales in effect,

(b)           conflict with or result in any breach, violation or contravention of, or the creation of any Lien under, or give rise to any right to accelerate or require prepayment, repurchase or redemption of any obligation under or constitute a default in respect of (i) any document evidencing any Contractual Obligation to which the Company is a party or (ii) any order, injunction, writ or decree of any Governmental Authority to which the Company or its Property is subject; or

(c)           violate or contravene any Requirement of Law.

5.03         No Additional Governmental Authorization.  No approval (including exchange control approval), consent, exemption, authorization, registration or other action by, or notice to, or filing with, any Governmental Authority or other third party is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement or any other Financing Document other than any which have been obtained and are in full force and effect.

5.04         Binding Effect.  This Agreement has been and each other Financing Document, when delivered hereunder, will have been, duly executed and delivered by the Company.  This Agreement constitutes, and each other Financing Document when so delivered will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, concurso mercantil, quiebra, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether enforcement thereof is sought in a proceeding at law or in equity).

5.05         Litigation.  Except as disclosed in Schedule 5.05 on the date hereof and, with respect to Section 5.05(b) only, as otherwise disclosed by the Company (i) in the Financial Statements delivered pursuant to Section 6.01(a) or (ii) in the most recent annual report of the Company either on Form 20-F as filed with the Securities and Exchange Commission, or in an annual report filed with the Mexican Stock Exchange, or (iii) in an event-driven report filed with the Securities and Exchange Commission or with the Mexican Stock Exchange, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Material Subsidiaries, which:

(a)           purport to affect the legality, validity or enforceability of this Agreement or any other Financing Document, or any of the transactions contemplated hereby or thereby; or

(b)           if determined adversely to the Company or such Material Subsidiary, could reasonably be expected to have a Material Adverse Effect.

5.06         Financial Information; No Material Adverse Effect; No Default.

(a)           The Company’s audited consolidated financial statements for the Fiscal Year ended December 31, 2010 (copies of which have been furnished to the Lender) are complete and correct in all material respects, have been prepared in accordance with Mexican GAAP and fairly present in accordance with Mexican GAAP the financial condition of the Company and its Consolidated Subsidiaries as of such date and the results of their operations for the Fiscal Year ended December 31, 2010.

(b)           The Company’s consolidated unaudited financial statements for the Fiscal Quarter ended March 31, 2011 (copies of which have been furnished to the Lender) are complete and correct in all material respects, have been prepared in accordance with IFRS and fairly present in accordance with IFRS the financial condition of the Company and its Consolidated Subsidiaries as of such date and the results of their operations for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.

(c)           Since the date of the most recent audited annual financial statements, there has occurred no development, event or circumstance, either individually or in the aggregate, which has had, or could reasonably be expected to have, a Material Adverse Effect.

(d)           As of the Closing Date and each Borrowing Date, neither the Company nor any of its Material Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date or such Borrowing Date, create an Event of Default under Section 8.01(e).

5.07         Pari Passu.  The Obligations constitute direct, unconditional and general obligations of the Company and rank pari passu in all respects with all other unsecured and unsubordinated Indebtedness of the Company, except those ranking senior by operation of law (and not by contract or agreement).

5.08         Taxes.  The Company and its Material Subsidiaries have timely filed all tax returns and reports required to be filed under the laws of Mexico, and have timely paid all taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties, including related interest and penalties, otherwise due and payable, except (i) those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with

IFRS; and (ii) those to the extent that non-compliance therewith could not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect.

5.09         Environmental Matters.

(a)           The on-going operations of the Company and each of its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws except as set forth on Schedule 5.09 or except to the extent that the failure to comply therewith could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(b)           The Company and each of its Subsidiaries have obtained all environmental, health and safety permits necessary or required for its operations, all such permits are in good standing, and the Company and each of its Subsidiaries is in compliance with all material terms and conditions of such permits, except as set forth on Schedule 5.09 or except to the extent that the failure to obtain, and maintain in full force and effect, any such permit, or to the extent that failure to comply with the material terms thereof, could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(c)           To the best of the knowledge of the Company, after reasonable investigation, no Property currently or formerly owned or operated by the Company or any Subsidiary (including soils, groundwater, surface water, buildings or other structures) has been contaminated with any substance that could reasonably be expected to require investigations or remediation under any Environmental Law or has incurred any liability for any release of any substance on any third party property except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and

(d)           Neither the Company nor any Subsidiary has received any notice, demand, letter, claim or request for information indicating that it may be in violation of or subject to liability under any Environmental Law or is subject to any order, decree, injunction or other arrangement with any Governmental Authority relating to any Environmental Law except as set forth on Schedule 5.09 or except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5.10         Compliance with Social Security Legislation, Etc.  The Company and each of its Material Subsidiaries is in compliance with all Requirements of Law relating to social security legislation, including all rules and regulations of INFONAVIT, IMSS and SAR, except to the extent that noncompliance therewith could not be reasonably expected to have a Material Adverse Effect.

5.11         Assets; Patents; Licenses, Etc.

(a)           The Company and each of its Subsidiaries has good and marketable title to, or valid leasehold interests in, all Property that is reasonably necessary to or used in the ordinary conduct of or is otherwise material to, their business, except to the extent that the failure to have such good and marketable title or valid leasehold interests could not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect.

(b)           The Company and each of its Subsidiaries owns or are licensed or otherwise has the right to use all of the material trademarks, trade names, copyrights, patents, contractual franchises, licenses, authorizations, other intellectual property and other rights that are reasonably necessary for the operation of its business, without conflict with the rights of any other Person, except to the extent that the failure to be so licensed or otherwise have such rights could not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect.

(c)           The Company and each of its Subsidiaries have insurance with financially sound, responsible and reputable insurance companies in such amounts and covering such risks as are usually carried by companies of good repute engaged in similar businesses and owning and/or operating properties similar to those owned and/or operated by the Company or such Subsidiary, as the case may be, in the same general areas in which the Company or such Subsidiary owns and/or operates its properties, in accordance with normal industry practice, except to the extent that the failure to maintain such insurance could not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect.

5.12         Subsidiaries.

(a)           A complete and correct list of all Material Subsidiaries of the Company as of the Closing Date, showing the correct name thereof, the jurisdiction of its incorporation and the percentage of shares of each class outstanding owned by the Company and each Material Subsidiary of the Company is set forth in Schedule 5.12(a).

(b)           A list of all agreements, which by their terms, expressly prohibit or limit the payment of dividends or other distributions to the Company by a Material Subsidiary or the making of loans to the Company by a Material Subsidiary is set forth in Schedule 5.12(b), except for any such agreements that have been entered into after the Closing Date and are otherwise permitted by Section 7.05.

5.13         Commercial Acts.  The obligations of the Company under this Agreement and the Notes are commercial in nature and are subject to civil and commercial law, and the execution and performance of this Agreement constitute private and commercial acts and not governmental or public acts and the Company is subject to legal action in respect of its Obligations.

5.14         Proper Legal Form.  This Agreement is, and when executed and delivered each Note will be, in proper legal form under the laws of Mexico for the enforcement thereof against the Company under the laws of Mexico; provided that in the event any legal proceedings are brought in the courts of Mexico, a Spanish translation of the documents prepared by a court-approved translator would be required in such proceedings, including this Agreement, shall be required.

5.15         Full Disclosure.  All written information other than forward-looking information heretofore furnished by the Company to the Lender for purposes of or in connection with this Agreement is, and all such information hereafter furnished by the Company to the Lender will be, true and accurate in all material respects on the date as of which such information is stated or certified. All written forward-looking information heretofore furnished in writing to the Lender has been prepared in good faith based upon assumptions the Company believes to be reasonable.  The Company has disclosed to the Lender in writing any and all facts known to it that it believes are reasonably expected to have a Material Adverse Effect.

5.16         Investment Company Act.  Both immediately before and after giving effect to this Agreement and the transactions contemplated herein, neither the Company nor any of its Subsidiaries is, or will be required to register as, an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

5.17         Margin Regulations.  Neither the Company nor any of its Subsidiaries is generally engaged in the business of purchasing or selling “margin stock” (as such term is defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System of the United States) or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the U.S. Federal Reserve System, or that entails a violation by the Company of any other regulations of the Board of Governors of the US Federal Reserve System.

5.18         ERISA Compliance.

(a)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Company, nothing has occurred which would prevent, or cause the loss of, such qualification, or such Plan is a prototype or volume submitter plan that is subject to an opinion letter from the IRS.  The Company and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)           There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could be reasonably expected to result in a Material Adverse Effect.

(c)           (i) No ERISA Event has occurred, or to the best knowledge of the Company, is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA; (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice, under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d)           None of the Company or any of its Material Subsidiaries are a party to any labor dispute that could reasonably be expected to have a Material Adverse Effect, and there are no strikes, walkouts, lockouts or slowdowns against the Company or its Subsidiaries pending or, to the best knowledge of the Company or its Subsidiaries, threatened, except as would not be expected to have a Material Adverse Effect on the business, financial condition or operations of the Company or such Material Subsidiary.  There is no unfair labor practice complaint pending against any of the Company or its Subsidiaries or, to the best knowledge of any of the Company or its Subsidiaries, threatened against any of them that could reasonably be expected to have a Material Adverse Effect.  There is no grievance or significant arbitration Proceeding arising out of or under any collective bargaining agreement pending against any of the Company or its Subsidiaries or, to the best knowledge of any of the Company or its Subsidiaries, threatened against any of them, in each case that could reasonably be expected to have a Material Adverse Effect.

5.19         Anti-Terrorism Laws.

(a)           Neither the Company nor, to its knowledge, any of its Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No.  13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “Patriot Act”).Neither the Company nor, to its knowledge, any of its Affiliates acting or benefiting in any capacity in connection with the Loan is any of the following:

(i)            a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)           a Person or entity owned or Controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)          a Person or entity with which the Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)          a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)           a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the US Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(b)           Neither the Company nor, to the Company’s knowledge, any of the Company’s Affiliates acting in any capacity in connection with the Loan (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person known to the Company to be a Person described in clause (b)(ii) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

5.20         Hedging Policy.  The Hedging Policy has been approved by the Board of Directors of the Company (or by a committee duly delegated by such Board of Directors that is comprised of two or more members thereof) and is currently in effect.

ARTICLE VI
AFFIRMATIVE COVENANTS

The Company covenants and agrees that for so long as any Loan or other Obligation remains unpaid or the Commitment is in effect:

6.01         Financial Statements and Other Information.

(a)           The Company will deliver to the Lender:

(i)            as soon as available and in any case within 120 days after the end of each Fiscal Year, consolidated financial statements for such Fiscal Year audited by independent accountants of recognized international standing, including an annual audited consolidated balance sheet and the related consolidated statements of income, changes in equity and changes in financial position, prepared in accordance with IFRS consistently applied (except as otherwise discussed in the notes to such financial statements), which financial statements shall present fairly in accordance with IFRS the financial condition of the Company and its Consolidated Subsidiaries as at the end of the relevant Fiscal Year and the results of the operations of the Company and its Consolidated Subsidiaries for such Fiscal Year, reported on by independent accountants of recognized international standing; and

(ii)           as soon as available and in any event within 120 days after the end of each Fiscal Year, an English translation of the audited consolidated financial statements of the Company.

(b)           The Company will deliver to the Lender:

(i)            as soon as available and in any case within 60 days after the end of each of the first three Fiscal Quarters, unaudited consolidated financial statements for each such quarter period for the Company and its Consolidated Subsidiaries, including therein an unaudited consolidated balance sheet and the related consolidated statements of income prepared in accordance with IFRS, consistently applied (except as otherwise discussed in the notes to such statements), which financial statements shall present fairly in accordance with IFRS the financial condition of the Company and its Consolidated Subsidiaries as at the end of the relevant quarter and the results of the operations of the Company and its Consolidated Subsidiaries for such quarter and for the portion of the Fiscal Year then ended except for the absence of complete footnotes and except for normal, recurring year-end accruals and subject to normal year-end adjustments; and

(ii)           as soon as available and in any event within 90 days after the end of each of the first three Fiscal Quarters, an English translation of the unaudited quarterly consolidated financial statements of the Company.

(c)           Concurrently with the delivery of the financial statements pursuant to paragraphs (a)(i) and (b)(i) above, the Company will deliver to the Lender a Compliance Certificate, substantially in the form of Exhibit A, signed by a Responsible Officer of the Company.

(d)           To the extent not otherwise provided pursuant to clause (a) or (b) above, the Company will furnish to the Lender, promptly after they are publicly available, copies of all financial statements and financial reports filed by the Company with any Governmental Authority (if such statement or reports are required to be filed for the purpose of being publicly available) or filed with any Mexican or other securities exchange (including the Luxembourg Stock Exchange) and which are publicly available.

(e)           The Company will furnish to the Lender, promptly upon request of the Lender, such additional information regarding the business, financial or corporate affairs of the Company and its Subsidiaries as the Lender may reasonably request, including for know-your-customer and anti-money laundering rules and regulations, including the Patriot Act.

6.02         Notice of Default and Litigation.  The Company will furnish to the Lender, not later than five Business Days after the Company obtains knowledge thereof:

(a)           notice of any Default or Event of Default, signed by a Responsible Officer, describing such Default or Event of Default and the steps that the Company proposes to take in connection therewith;

(b)                                 notice of any litigation, action or proceeding pending or threatened against the Company or any of its Material Subsidiaries before any Governmental Authority, in which there is a probability of success by the plaintiff on the merits and which, if determined adversely to the Company or such Material Subsidiary, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect;

(c)                                  notice of the modification of any consent, license, approval or authorization referred to in Section 4.01(d); and

(d)                                 the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding US$5,000,000.

6.03                           Maintenance of Existence; Conduct of Business.

(a)                                  The Company will, and will cause each of its Material Subsidiaries to (i) maintain in effect its corporate existence and all registrations necessary therefor; (ii) take all reasonable actions to maintain all rights, privileges, titles to property, franchises and the like necessary or desirable in the normal conduct of its business, activities or operations; and (iii) keep all its Property in good working order or condition; provided, however, that this covenant shall not prohibit any transaction by the Company or any of its Material Subsidiaries otherwise permitted under Section 7.03 nor require the Company to maintain any such right, privilege, title to property or franchise or to preserve the corporate existence of any Subsidiary, if the Company shall determine in good faith that the maintenance or preservation thereof is no longer desirable in the conduct of the business of the Company or its Material Subsidiaries and that the loss thereof could not reasonably be expected to have a Material Adverse Effect.

(b)                                 The Company will, and will cause its Material Subsidiaries to, continue to engage in business of the same general type as now conducted by the Company and its Material Subsidiaries.

6.04                           Insurance.  The Company will, and will cause each of its Subsidiaries to, maintain insurance with financially sound, responsible and reputable insurance companies in such amounts and covering such risks as are usually carried by companies of good repute engaged in similar businesses and owning and/or operating properties similar to those owned and/or operated by the Company or such Subsidiary, as the case may be, in the same general areas in which the Company or such Subsidiary owns and/or operates its properties; provided that the Company and its Subsidiaries shall not be required to maintain such insurance if the failure to maintain such insurance could not reasonably be expected to have a Material Adverse Effect.

6.05                           Maintenance of Governmental Approvals.  The Company will maintain in full force and effect all governmental approvals (including any exchange control approvals), consents, licenses and authorizations which may be necessary or appropriate under any applicable law or regulation for the conduct of its business (except that the failure to maintain any such approval, consent, license or authorization could not reasonably be expected to have a Material Adverse Effect) or for the performance of this Agreement and for the validity or enforceability hereof.  The Company will file all applications necessary for, and shall use its reasonable best efforts to obtain, any additional authorization as soon as possible after determination that such authorization or approval is required for the Company to perform its obligations hereunder.

6.06                           Use of Proceeds.  The Company will use the proceeds of the Loans for general corporate purposes including, but not limited to, working capital financing and repayment of existing Indebtedness.

6.07                           [INTENTIONALLY OMITTED]

6.08                           Payment of Obligations.  The Company will, and will cause each of its Material Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its Property in respect of any of its franchises, businesses, income or profits before any penalty or interest accrues thereon, and pay all claims (including claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or might become a Lien upon its Property, except if the failure to make such payment has no reasonable likelihood of having a Material Adverse Effect or if such charge or claim is being contested in good faith by appropriate provision promptly initiated and diligently conducted and if such reserves or other appropriate provision, if any, as shall be required by IFRS shall have been made therefor.

6.09                           Pari Passu.  The Company will cause the Loans to rank pari passu in all respects with all other unsecured and unsubordinated Indebtedness of the Company, except those ranking senior by operation of law (and not by contract or agreement).

6.10                           Compliance with Laws.  The Company will, and will cause each of its Subsidiaries to, comply in all respects with all applicable Requirements of Law, including all applicable Environmental Laws and all Requirements of Law relating to social security and ERISA, including INFONAVIT, IMSS and SAR, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings promptly initiated and diligently conducted and if such reserves or other appropriate provision, if any, as shall be required by IFRS shall have been made therefor except where any non-compliance could not reasonably be expected to have a Material Adverse Effect.

6.11                           Maintenance of Books and Records.

(a)                                  The Company will, and will cause each of its Mexican Subsidiaries to, maintain books, accounts and other records in accordance with IFRS, and the Company will cause its Subsidiaries organized under laws of any other jurisdiction to maintain their books and records in accordance either with the generally accepted accounting principles of the applicable jurisdiction or IFRS.

(b)                                 The Company will, and will cause each Material Subsidiary to, permit representatives of the Lender to visit and inspect any of their respective properties and to examine their respective corporate, financial and operating books and records, all at such reasonable times during normal business hours and as often as may be reasonably desired upon reasonable advance notice to the Company or such Material Subsidiary; provided, however, that when an Event of Default exists the Lender may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

6.12                           Further Assurances.  The Company will, at its own cost and expense, execute and deliver to the Lender all such other documents, instruments and agreements and do all such other acts and things as may be reasonably required in the opinion of the Lender or its counsel, to enable the Lender to exercise and enforce its rights under this Agreement and any Note and to carry out the intent of this Agreement.

ARTICLE VII
NEGATIVE COVENANTS

The Company covenants and agrees that for so long as any Loan or other Obligation remains unpaid or the Commitment is in effect:

7.01                           Negative Pledge.  The Company will not, and will not permit any of its Material Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon or with respect to any of its present or future Property, except:

(a)                                  any Lien on any Property (or, in the case of a line of credit secured by inventory or accounts receivable, class of Property) existing on the Closing Date;

(b)                                 any Lien on any asset securing all or any part of the purchase price of property or assets (including inventories) acquired or any portion of the cost of construction, development, alteration or improvement of any property, facility or asset or Indebtedness incurred or assumed solely for the purpose of financing all or any part of the cost of acquiring or constructing, developing, altering or improving such property, facility or asset, which Lien attached solely to such property, facility or asset during the period that such property, facility or asset was being constructed, developed, altered or improved or concurrently with or within 120 days after the acquisition, construction, development, alteration or improvement thereof;

(c)                                  Liens of a Subsidiary existing prior to the time such Subsidiary became a Subsidiary of the Company which (i) do not secure Indebtedness exceeding the aggregate principal amount of Indebtedness subject to such Lien prior to the time such Subsidiary became a Subsidiary of the Company, (ii) do not attach to any Property other than the Property attached pursuant to such Lien prior to the time such Subsidiary became a Subsidiary of the Company, and (iii) were not created in contemplation of such Subsidiary becoming a Subsidiary of the Company;

(d)                                 any Lien on any Property existing thereon at the time of the acquisition of such Property and not created in connection with or in contemplation of such acquisition;

(e)                                  any Lien on any Property (or, in the case of a line of credit secured by inventory or accounts receivable, class of Property) securing an extension, renewal,

refunding or replacement of Indebtedness or a line of credit secured by a Lien referred to in clause (a), (b), (c) or (d) above; provided that such new Lien is limited to the Property (or, in the case of a line of credit secured by inventory or accounts receivable, class of Property) which was subject to the prior Lien immediately before such extension, renewal, refunding or replacement, and provided that the principal amount of Indebtedness or the amount of the line of credit secured by the prior Lien is not increased immediately before or in contemplation of or in connection with such extension, renewal, refunding or replacement;

(f)                                    any Lien securing taxes, assessments and other governmental charges, the payment of which is not yet due or the payment of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserves or other appropriate provision, if any, as shall be required by IFRS or, in the case of Material Subsidiaries organized under laws of any other jurisdiction, the applicable GAAP therein, shall have been made;

(g)                                 Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(h)                                 statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen or the like arising in the ordinary course of business for sums not yet due or the payment of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserves or other appropriate provision, if any, as shall be required by IFRS or, in the case of Material Subsidiaries organized under the laws of any other jurisdiction, the applicable GAAP therein, shall have been made;

(i)                                     any Lien created by attachment or judgment, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

(j)                                     any Lien created in connection with Permitted Hedging Transactions on Cash and Cash Equivalent Investments or on the commodity underlying such Permitted Hedging Transaction, to the extent such Permitted Hedging Transaction contemplates the purchase or sale of such commodity; provided that the market value of such assets subject to the Lien shall not exceed, in the aggregate, US$50,000,000 at any time outstanding;

(k)                                  Liens to secure working capital borrowings not exceeding in the aggregate the greater of (i) US$100,000,000 (or the equivalent in other currencies) or (ii) (A) 15% of the Consolidated Net Worth of the Company less (B) the amount of any Guaranty Obligations incurred by the Company or any of its Consolidated Subsidiaries for the account of parties other than the Company and its Consolidated Subsidiaries; and

(l)                                     Liens in connection with bank overdraft protection, lines of credit or similar arrangements incurred in the ordinary course of business.

7.02                           Investments.  The Company will not, and will not permit any of its Material Subsidiaries to, make any Investment, except:

(a)                                  Investments existing on the date hereof;

(b)                                 Investments relating to the Company’s Core Business other than Investments in any of the Venezuelan Subsidiaries;

(c)                                  Cash Equivalent Investments;

(d)                                 Investments by the Company in any Subsidiary other than a Venezuelan Subsidiary or by any Material Subsidiary in the Company or in any Subsidiary other than a Venezuelan Subsidiary;

(e)                                  Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

(f)                                    Capital Expenditures;

(g)                                 subject to the limitations set forth in Section 7.06 and 7.08, Guaranty Obligations of the Company or any Material Subsidiary in connection with primary obligations of any Subsidiary of the Company other than a Venezuelan Subsidiary;

(h)                                 Permitted Hedging Transactions; and

(i)                                     Investments by any Venezuelan Subsidiary in another Venezuelan Subsidiary with funds of such Venezuelan Subsidiary.

7.03                           Mergers, Consolidations, Sales and Leases.  The Company will not merge or consolidate with or into, or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless immediately after giving effect to any merger or consolidation:

(a)                                  no Default or Event of Default has occurred and is continuing; and

(b)                                 any Person formed by any such merger or consolidation with the Company or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety shall expressly assume in writing the due and punctual payment of the principal of, and interest on all Obligations, according to their terms, and the due and punctual performance of all of the covenants and obligations of the Company under this Agreement by an instrument in form and substance reasonably satisfactory to the Lender and shall provide an opinion of counsel acceptable to the Lender, obtained at the Company’s expense, on which the Lender may conclusively rely.

7.04                           Restricted Payments.  The Company will not, and will not permit any Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, unless (a) the Company’s Maximum Leverage Ratio, after giving effect to the making of such Restricted Payment and, without duplication, any other Restricted Payment made since the end of the most recent Fiscal Quarter, was less than 3.50 to 1.00 and (b) no Default or Event of Default shall have occurred and be continuing.

Notwithstanding the foregoing limitation, the Company or any Subsidiary may declare or make the following Restricted Payments:

(a)                                  each Subsidiary may make Restricted Payments to the Company and to wholly-owned Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to the Company and any Subsidiary and to each other owner of capital stock of such Subsidiary on a pro rata basis based on their relative ownership interests);

(b)                                 the Company and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock of such Person;

(c)                                  each Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock;

(d)                                 the Company and each Subsidiary may purchase any capital stock otherwise permitted as an Investment pursuant to Section 7.02;

(e)                                  the Company may purchase the stock of Gimsa; and

(f)                                    the Company and Gimsa may each purchase any shares of its own capital stock.

7.05                           Limitations on Ability to Prohibit Dividend Payments by Subsidiaries.  The Company will not, and will not permit its Material Subsidiaries to, enter into any agreement that, by its terms, expressly prohibits the payment of dividends or other distributions to the Company or the making of loans to the Company, other than in connection with the renewal or extension of any agreement listed in Schedule 5.12(b); provided that (i) the restrictions or prohibitions under such agreement are not increased as a result of such renewal or extension and (ii) in connection with any such renewal or extension of an agreement that does not already contain any such prohibition, the Company will not, and will not permit its Material Subsidiaries to, agree to or accept the inclusion of such prohibition.

7.06                           Limitation on Incurrence of Indebtedness by Subsidiaries.  The Company will not permit any Consolidated Subsidiary to create, incur, assume or suffer to exist any Indebtedness if, at the time of such incurrence and after giving pro forma effect thereto, the aggregate Indebtedness of all Consolidated Subsidiaries would exceed an amount equal to 30% of the Indebtedness of the Company and its Consolidated Subsidiaries.

7.07                           Transactions with Affiliates.  The Company will not, and will not cause or permit any of its Material Subsidiaries to, enter into any transaction with any Affiliate of the Company, except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than are obtainable in a comparable arm’s-length transaction with a Person not an Affiliate of the Company.

7.08                           No Subsidiary Guarantees of Certain Indebtedness.  Other than in connection with its purchase of corn for its corn flour production or wheat for its wheat flour production, the Company will not permit any of its Material Subsidiaries, directly or indirectly, to guarantee or otherwise become liable or responsible for, in any manner, any Indebtedness of the Company.

7.09                           Interest Coverage Ratio.  The Company shall not permit its Interest Coverage Ratio, as of the last day of any Fiscal Quarter, to be less than 2.50 to 1.00.

7.10                           Maximum Leverage Ratio.  The Company shall not permit its Maximum Leverage Ratio for any Measurement Period to be greater than 3.50 to 1.00.

7.11                           Limitation on Hedging Transactions.  Neither the Company nor any of its Subsidiaries shall enter into any Hedging Transactions other than Permitted Hedging Transactions.

ARTICLE VIII
EVENTS OF DEFAULT

8.01                           Events of Default.  Any of the following events shall constitute an “Event of Default”:

(a)                                  Non-Payment.  The Company fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five days after the same becomes due, any interest or any other amount payable hereunder or under any other Financing Document; or

(b)                                 Representation or Warranty.  Any representation or warranty by the Company made herein or in any other Financing Document, or which is contained in any certificate, document or financial or other statement by the Company or any Responsible Officer of the Company, furnished at any time under this Agreement or any other Financing Document, is incorrect in any material respect on or as of the date made; or

(c)                                  Specific Defaults.  The Company (i) fails to perform or observe any term, covenant or agreement contained in Section 6.02(a), 6.03, 6.05, 6.06, 6.09 or 6.12, fails to perform or observe any term, covenant or agreement contained in Article VII (other than Section 7.05, 7.07 or 7.08) or fails to deliver new Notes in exchange for the existing Notes as provided herein or (ii) fails to observe the covenant set forth in Section 7.11, and such default continues unremedied for a period of 3 Business Days; or

(d)                                 Other Defaults.  The Company fails to perform or observe any other term or covenant contained in this Agreement or in any other Financing Document, and such default continues unremedied for a period of 30 days after the date upon which written notice thereof is given to the Company by the Lender; or

(e)           Cross-Default.  The Company or any of its Material Subsidiaries (i) fails to make any payment in respect of any Indebtedness (other than Indebtedness hereunder and under the Notes) having an aggregate principal amount of more than US$20,000,000 (or the equivalent in another currency) when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to be declared to be due and payable prior to its stated maturity; or

(f)            Involuntary Proceedings. (i) A decree or order by a court having jurisdiction has been entered adjudging the Company or any Material Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, concurso mercantil, quiebra or bankruptcy of the Company or any Material Subsidiary and such decree or order shall have continued undischarged and unstayed for a period of 90 days; or (ii) a decree or order of a court having jurisdiction for the appointment of a receiver or liquidator or visitador, conciliador or sindico or trustee or assignee in bankruptcy or insolvency or any other similar official of the Company or any Material Subsidiary or of any substantial part of the Property of the Company or any Material Subsidiary or for the winding up or liquidation of the affairs of the Company or any Material Subsidiary has been entered, and such decree or order has continued undischarged and unstayed for a period of 90 days; or

(g)           Voluntary Proceedings.  The Company or any Material Subsidiary institutes proceedings to be adjudicated a bankrupt or consents to the filing of a bankruptcy proceeding against it, or files a petition or answer or consent seeking reorganization, concurso mercantil, quiebra or bankruptcy or consents to the filing of any such petition, or consents to the appointment of a receiver or liquidator or trustee or visitador, conciliador or sindico or assignee in bankruptcy or insolvency or any other similar official of it or any substantial part of its Property; or

(h)           Monetary Judgments.  One or more judgments, orders, attachments or embargos, decrees or arbitration awards are entered against the Company or any of its Material Subsidiaries involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of US$20,000,000 or more (or the equivalent thereof in another currency), and the same shall remain unsatisfied, unvacated or unstayed pending appeal for a period of 90 days after the entry thereof; or

(i)            Unenforceability.  This Agreement or any of the Notes for any reason is suspended or revoked or ceases to be in full force and effect in accordance with its respective terms or the binding effect or enforceability thereof is contested by the

Company, or the Company denies that it has any further liability or obligation hereunder or thereunder or in respect hereof or thereof, or performance by the Company under any of the Financing Documents shall become illegal, or the Company shall assert that any obligation under a Financing Document has become illegal; or

(j)            Expropriation.  The Mexican government, the Mexican Congress or an agency or instrumentality thereof nationalizes, seizes or expropriates all or a substantial portion of the assets of the Company and its Subsidiaries, taken as a whole, or of the common stock of the Company, or the Mexican government or an agency or instrumentality thereof assumes control of the business and operations of the Company and its Subsidiaries, taken as a whole; or

(k)           Change of Control.  Mr. Roberto Gonzalez Barrera, his former spouse and their respective family members (including spouses, siblings and other lineal descendants, estates and heirs, or any trust or other investment vehicle for the primary benefit of any such Person or their respective family members or heirs) fail to elect the majority of the Board of Directors of the Company.

8.02        Remedies.  (a)  If any Event of Default occurs, the Lender shall have the right to take any or all of the following actions:

(i)            declare the Commitment terminated, whereupon such Commitment shall be terminated;

(ii)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other Obligations owing or payable hereunder or under any other Financing Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

(iii)          exercise all rights and remedies available to it under the Financing or applicable law;

provided, however, that upon the occurrence of any event specified in Section 8.01(f) or (g), the Commitment of the Lender shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other Obligations shall automatically become due and payable without further act of the Lender.

(b)           After the exercise of remedies provided for in this Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Lender in the following order:

(i)            First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Lender;

(ii)           Second, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans;

(iii)          Third, to payment of that portion of the Obligations constituting unpaid principal of the Loans; and

(iv)          Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by law.

8.03        Rights Not Exclusive.  The rights provided for in this Agreement and the other Financing Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE IX
MISCELLANEOUS

9.01        Amendments and Waivers.  No amendment or waiver of any provision of this Agreement or any other Financing Document, and no consent to any departure by the Company therefrom, shall be effective unless the same shall be in writing and signed by the Lender and the Company, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.02        Notices.

(a)           Except as otherwise expressly provided herein, all notices, requests, demands or other communications to or upon any party hereunder shall be in English and in writing (including facsimile transmission and, subject to paragraph (c) below, electronic mail) and shall be mailed by an internationally recognized overnight courier service, transmitted by facsimile or electronic mail or delivered by hand to such party at its address, facsimile number or electronic mail address set forth on Schedule 9.02 hereof or at such other address, facsimile number or electronic mail address as such party may designate by notice to the other parties hereto.

(b)           Unless otherwise expressly provided for herein, each such notice, request, demand or other communication shall be effective upon the earlier to occur of (i) actual receipt and (ii) (A) if sent by overnight courier service or delivered by hand, when signed for by or on behalf of the party to whom such notice is directed, (B) if given by facsimile, when transmitted to the facsimile number specified pursuant to paragraph (a) above and confirmation of receipt of a legible copy is received by telephone, return facsimile or electronic mail, or (C) if given by any other means, when delivered at the address specified pursuant to paragraph (a) above.

(c)           Electronic mail and internet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Financing Documents for execution by the parties thereto, and may not be used for any other purpose.

(d)           Any agreement of the Lender herein to receive certain notices by telephone, facsimile transmission or electronic mail is solely for the convenience and at the request of the Company.  The Lender shall be entitled to rely on the authority of any Person that according to the books and records of the Lender is a Person authorized by the Company to give such notice and the Lender shall not have any liability to the Company or any other Person on account of any action taken or not taken by the Lender in reliance upon such telephonic, facsimile or electronic mail notice.  The obligation of the Company to repay the Loans shall not be affected in any way or to any extent by any failure by the Lender to receive written confirmation of any telephonic, facsimile or electronic mail notice or the receipt by the Lender of a confirmation which is at variance with the terms understood by the Lender to be contained in the telephonic, facsimile or electronic mail notice.

9.03        No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder or under any Financing Document, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

9.04        Costs and Expenses.  The Company agrees:

(a)           to pay or reimburse the Lender (i) upon demand for all reasonable and documented costs and expenses (including Attorney Costs) incurred by the Lender in connection with the preparation, negotiation and execution of the Financing Documents (whether or not consummated) and (ii) within five Business Days after demand for all reasonable and documented costs and expenses incurred by the Lender in connection with any amendment, supplement, waiver or modification requested by the Company (in each case, whether or not consummated) to this Agreement or any other Financing Document, including reasonable Attorney Costs incurred by the Lender with respect thereto as agreed to in writing from time to time; and

(b)           to pay or reimburse the Lender within five Business Days after demand for all reasonable costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Financing Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any “workout” or restructuring regarding the Loans, and including in any insolvency or bankruptcy proceeding involving the Company).

9.05        Indemnification by the Company.  Whether or not the transactions contemplated hereby are consummated, the Company agrees to indemnify and hold harmless the Lender, its Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against (a) any and all direct, punitive and consequential damages, claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person relating, directly or indirectly, to a claim, demand, action or cause of action that such Person asserts or may assert against the Company or any of its respective officers or directors; (b) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Obligations or the replacement of the Lender) be asserted or imposed against any Indemnitee, arising out of or relating to, the Financing Documents, the Commitment, the use or contemplated use of the proceeds of any Loan; (c) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in clause (a) or (b) above; (d) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries or any Environmental Liability related in any way to the Company or any of its Subsidiaries and (e) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that no Indemnitee shall be entitled to indemnification for any claim caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee. All amounts due under this Section 9.05 shall be payable within ten (10) Business Days after demand therefor.  The agreements in this Section 9.05 shall survive the termination of the Commitment and repayment of all Obligations.

9.06        Payments Set Aside.  To the extent that the Company makes a payment to the Lender, or the Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any insolvency, “concurso mercantil” or bankruptcy proceeding involving the Company or otherwise, then to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

9.07        Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

9.08        Assignments, Participations, Etc.

(a)           The Lender may, with the written consent of the Company, which consents shall not be unreasonably withheld, conditioned or delayed and which consent of the Company shall not be required if a Default or Event of Default shall have occurred and be continuing (it being understood (x) that any resulting obligation to pay increased costs or reserves pursuant to Section 3.01, 3.04 or 3.06 as of the date of any assignment would justify the Company’s refusal to consent thereto, (y) other than in the case of a failure of the Lender to comply with clause (C) below, that the consent of the Company will be deemed given unless the Company replies in writing to any request for consent within five Business Days after actual receipt of such request and (z) with respect to Eligible Assignees described in clause (e) of the definition thereof, that any assignment to any such Eligible Assignee is subject to the Company’s absolute discretion), and, if demanded by the Company pursuant to Section 3.09, the Lender shall, at any time assign to one or more Eligible Assignees (provided, however, that no written consent of the Company shall be required in connection with any assignment by the Lender to an Affiliate of the Lender so long as the Company shall not be required to pay any further amounts pursuant to Section 3.01, 3.04 or 3.06 than would have been required to be paid but for such assignment) (each an “Assignee”) all or any part of a Loan, its Commitment and the other rights and obligations hereunder, in a minimum amount of US$5,000,000; provided, however, that (A) if a Default or Event of Default shall have occurred and be continuing, the Lender may assign each Loan, its Commitment and the other rights and obligations hereunder to any third party, (B) following any assignment, the provisions of Sections 9.04 and 9.05 shall inure to the benefit of the Lender to the extent related to events, circumstances, claims, costs, expenses or liabilities arising prior to such assignment, (C) in the case of an assignment to an entity described in clause (e) of the definition of Eligible Assignee, the Lender shall furnish to the Company information and documents relating to the proposed assignee as the Company may request and (D) the Company may continue to deal solely and directly with the Lender in connection with the interest so assigned to an Assignee and the assignment will not be effective until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company by the Lender and the Assignee; (ii) the Lender and its Assignee shall have delivered to the Company an Assignment and Acceptance in the form of Exhibit G (“Assignment and Acceptance”), together with any Note subject to such assignment; and (iii) except if an Event of Default has occurred and is continuing, the Assignee has delivered to the Company a copy of the tax residence certificate evidencing residency as set forth above.

(b)           Within ten Business Days after its receipt of an executed Assignment and Acceptance delivered by the Lender and its Assignee pursuant to Section 9.08(a) (and provided that it consents to such assignment in accordance with Section 9.08(a)), to the extent the Assignee was assigned all or part of an outstanding Loan, the Company shall execute and deliver to the Assignee a new Note in the amount of such Assignee’s assigned Loan, and, if the Lender has retained a portion of the Loan, a replacement Note for the Lender (such Note or Notes to be in exchange for, but not in payment of, the Note or Notes, as applicable, held by the Lender). Immediately upon the Company providing its consent under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Loans and Commitments arising therefrom.

(c)           Upon an assignment by the Lender, the Lender as used herein will be deemed to refer to such assignee to the extent of its interest thereunder.

9.09        Confidentiality.  The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’, directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory or self-regulatory authority including any securities exchange; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this section, to (i) any Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Company; (g) with the consent of the Company; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this section or (ii) becomes available to the Lender on a nonconfidential basis from a source other than the Company. In addition, the Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Lender in connection with the administration and management of this Agreement, the other Financing Documents, the Commitment, and the Loans. For the purposes of this section, “Information” means all information received from the Company relating to the Company and/or its business, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information shall be deemed to be confidential unless it is clearly identified in writing at the time of delivery as not confidential or it is apparent on its face that such information is not confidential.  Any Person required to maintain the confidentiality of Information as provided in this section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

9.10        Set-off.  In addition to any rights and remedies of the Lender provided by law, if an Event of Default exists or the Loans have been accelerated, the Lender is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final in any currency, matured or unmatured) at any time held by, and other indebtedness at any time owing by, the Lender to or for the credit or the account of the Company against any and all Obligations owing to the Lender, now or hereafter existing, irrespective of whether or not the Lender shall have made demand under this Agreement or any Financing Document and although such Obligations may be contingent or unmatured. The Lender agrees promptly to notify the Company after any such set-off and application made by the Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

9.11        Counterparts.  This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

9.12        Severability.The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

9.13        Governing Law.This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

9.14        Consent to Jurisdiction; Waiver of Jury Trial.

(a)           Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County, of the United States District Court of the Southern District of New York or in any competent Federal or Local court located in the Federal District, United Mexican States, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Loan Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State, Mexico or, to the extent permitted by law, in such court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  The parties expressly waive any other jurisdiction which they may be entitled to claim by reason of their present or future domicile or otherwise.

(b)           Each of the parties hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and any right of jurisdiction in such action or proceeding on account of its present or future place of residence or domicile.

(c)           EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF

ANY LITIGATION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT OR ACTIONS OF THE LENDER OR THE COMPANY RELATING THERETO.

(d)           The Company hereby irrevocably appoints Corporation Service Company (the “Process Agent”), with an office on the date hereof at 1180 Avenue of the Americas, Suite 210 New York, New York 10036-8401, as its agent to receive on behalf of the Company service of the summons and complaint and any other process which may be served in any action or proceeding brought in any New York state or federal court sitting in New York City. Such service may be made by mailing or delivering a copy of such process to the Company, in care of the process agent at the address specified above for such Process Agent, and the Company hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.  Such appointment shall be contained in a notarial instrument which complies with the 1940 Protocol on Uniformity of Powers of Attorney to be utilized abroad as ratified by the United States and Mexico.

(e)           Final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(f)            For purposes of Section I of Article 1104 of the Mexican Code of Commerce, the Company hereby designates Mexico City, Federal District as the place for judicial request of payment of the Obligations in Mexico, provided that nothing in this Loan Agreement shall affect the right of any non-Mexican court to request payment of the Obligations to the Company.

9.15        Waiver of Immunity.  The Company acknowledges that the execution and performance of this Agreement and each other Financing Document is a commercial activity and to the extent that the Company has or hereafter may acquire any immunity from any legal action, suit or proceedings, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property or assets, whether or not held for its own account, the Company hereby irrevocably and unconditionally waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement or any other Financing Document.

9.16        Payment in Dollars; Judgment Currency.

(a)           All payments by the Company to the Lender hereunder shall be made in Dollars and in immediately available funds and in such funds as are customary at the time for the settlement of international transactions.

(b)           If for the purposes of obtaining judgment against the Company with respect to its obligations under this Agreement or the Notes in any court it is necessary to convert a sum due under this Agreement in Dollars into another currency (the “Other

Currency”), the Company agrees, to the fullest extent permitted by applicable law, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Lender could purchase Dollars with the Other Currency on the business day preceding that on which final judgment is given.

(c)           The obligation of the Company in respect of any sum due under this Agreement or any Note shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in the Other Currency the Lender may in accordance with normal banking procedures purchase Dollars with the Other Currency; if the amount of Dollars so purchased is less than the sum originally due to the Lender in Dollars, the Company hereby agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss.

9.17        No Fiduciary Duty.  The Lender and its respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Company, its stockholders and/or its Affiliates.  The Company agrees that nothing in the Financing Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lender, on the one hand, and such Company, its stockholders or its Affiliates, on the other.  The Company acknowledges and agrees that (i) the transactions contemplated by the Financing Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender, on the one hand, and the Company, on the other, and (ii) in connection therewith and with the process leading thereto, (x) the Lender has not assumed an advisory or fiduciary responsibility in favor of any Company, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether the Lender has advised, is currently advising or will advise the Company, its stockholders or its Affiliates on other matters) or any other obligation to the Company except the obligations expressly set forth in the Financing Documents and (y) the Lender is acting solely as principal and not as the agent or fiduciary of the Company, its management, stockholders, creditors or any other Person.  The Company acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  The Company agrees that it will not claim that the Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Company, in connection with such transaction or the process leading thereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has caused this Loan Agreement to be duly executed and delivered by its officer or officers thereunto duly authorized as of the date first above written.

THE BORROWER

GRUMA, S.A.B. DE C.V.

[Illegible Signature]	[Illegible Signature]
By: Raúl Cavazos	By: Rodrigo Martínez
Title: Attorney-in-fact	Title: Attorney-in-fact

THE LENDER

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.

“RABOBANK NEDERLAND”, NEW YORK BRANCH

[Illegible Signature]	[Illegible Signature]
By: Brett Delfino	By: Anthony Liang
Title: Executive Director	Title: Managing Director

(This signature page corresponds to the Loan Agreement dated June 15, 2011)